Exhibit 1
February 12, 1999

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occured on February 8, 1999 to be filed by our former client, U.S. Gold Corporation. We agree with the statemnets made in response to that Item insofar as they relate to our Firm.

Very truly yours,
/s/ BDO Seidman, LLP
Denver, Colroado